EXHIBIT 20.1

                          SOUTHBORROUGH VENTURES, INC.

                          ----------------------------

                              INFORMATION STATEMENT

     This Information Statement is being mailed, on or about March 12, 2003, by Southborrough Ventures, Inc., a Nevada coporation (the "Company"), to the holders of record of common stock, par value $.001 per share ("Common Stock"). You are receiving this Information Statements in connection with the intended appointment of three (3) new members to the Company's Board of Directors.

     On February 27, 2003, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which sets forth the terms and conditions of a proposed business combination of the Company and Americhip Ventures, Inc., a Michigan corporation ("AVI"). Pursuant to the Reorganization Agreement, AVI will exchange one hundred (100%) percent of its issued and outstanding shares for sixty million (60,000,000) shares of the common stock of the Company, with the Company as the surviving corporation. AVI will, as a result, become a wholly-owned subsidiary of the Company. It is currently anticipated that the consummation of the Reorganization will occur ten (10) days after the date this Information Statement is first mailed to the Company's stockholders.

     It is presently anticipated that upon consummation of the Reorganization, the current members of the Board of Directors of the Company will resign, and that David Howard, Marc Walther and Edward Rutkowski will each be appointed to the Board of Directors of the Company. Therefore, it is presently anticipated that ten (10) days after the date this Information Statement is first mailed to the Company's shareholders, the Board of Directors of the Company will consist of David Howard, Marc Walther and Edward Rutkowski.

     This Information Statement is being mailed to stockholders of the Company pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder.

     The information contained in the Information Statement concerning the new directors has been furnished by them. The Company assumes no responsibility for the accuracy or completeness of such information.


THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES. YOU ARE NOT REQUIRED TO TAKE ANY ACTION, NOR WILL ANY VOTE OF THE COMPANY'S STOCKHOLDERS BE TAKEN, WITH RESPECT TO THE APPOINTMENT OF THE NEW DIRECTORS.


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                   CERTAIN INFORMATION CONCERNING THE COMPANY

Voting Securities

     On February 28, 2003, there were 20,020,000 shares of Common Stock issued and outstanding. As of such date, (i) no shares of Common Stock were reserved for issuance pursuant to option grants, and (ii) no shares of Common Stock were reserved for issuance pursuant to securities for, or convertible into or exchangeable for, shares of Common Stock. Each holder of Common Stock is entitled to case one vote, in person or by proxy. The Company Stock is the only capital of the Company outstanding.

Security Onwership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock immediately after the Reorganization, by:

     o    each person known to beneficially own more 5% of the Common Stock;
     o    each director of the Company (including proposed directors); and
     o    all directors and executive officers as a group


Name and Address of                 Shares of                  Percentage
Beneficial Owner                    Common Stock(1)            Of Class
----------------                    ---------------            --------

John S. Taylor                       6,000,000                 7.5%
1450 Saturna Blvd.
Parkville, B. C. V9P 2T5

Christopher Sampson                        NIL                 NIL
2696 West 11th Avenue
Vancouver, B.C.  V6K 2L6

Rhonda G. Windsor                          NIL                 NIL
1055 Stonehaven Ave.
Newmarket, Ontario L3X 1M6

David Howard                        20,000,000                 25%
3616 W. Huron River Drive
Ann Arbor, MI 48103

Marc Walther                        20,000,000                 25%
169096 Kenneth Drive
Macomb, MI 48004

Edward Rutkowski                    20,000,000                 25%
47781 Robins Nest Drive
Shelby TWP, MI 48315

All officers and directors,
After the Reorganization, as
A group (3 persons)                 60,000,000                 75%


     (1) Represents shares of the Company anticipated to be received by the proposed Directors upon consummation of the Reorganization

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Change in Control

     Pursuant to the Reorganization Agreement, the Company will cause to be consummated a business combination between the Company and AVI, upon the terms and conditions set forth in the Reorganization Agreement. Pursuant to the Reorganization Agreement, AVI will become a wholly-owned subsidiary of the Company. Pursuant to the Reorganization Agreement, the Company will issue 60,000,000 shares of its common stock, $.001 par value per share (the "Common Stock"), to the stockholders of AVI, which will represent approximately 75% of the fully-diluted equity capitalization of the Company. It is currently anticipated that consummation of the Reorganization will occur ten (10) days after the date this Information Statement is first mailed to the Company's stockholders.

     The Company agreed that simultaneously with the consummation of the Reorganization, the existing directors of the Company would appoint David Howard, Marc Walther and Edward Rutkowski to the Board of Directors of the Company. Upon the effectiveness of such appointment, the existing directors would resign from their respective positions.

                      DIRECTORS AND EXECUTIVE OFFICERS AND
                              NOMINEES FOR DIRECTOR

General

     The following sets forth the name, age and position, of the Company's officers and directors prior to, and after, the Reorganization. Also set forth below is information as to the principal occupation and background for such persons.

     John S. Taylor, 58, the President, Treasurer and Secretary and is a Director of the Company, and has been a Ddirector and President since October, 2000. Mr. Taylor was a fire fighter with the City of Vancouver for 30 years until his retirement in 1998. Upon retiring as a fire fighter, Mr. Taylor founded Sun Coast Skylights, a building contracting company, which he still owns and operates. Mr. Taylor devotes 15% of his business time to the management of the Company. He spends the balance of his business time managing Sun Coast Skylights. Mr. Taylor was a director of North American Fire Guardian Tech. from 1990 to 1997.

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     Christopher Sampson, 58, is a Director of the Company and has been since
December, 2000. Mr. Sampson is an independent economic geologist consulting in economic analysis of exploration properties and mineral deposits. He also consults in planning and managing exploration programs and ore reserve calculations. He consults through his own company, Sampson Engineering which he founded in 1982. Mr. Sampson has also served as the president of Pacific Booker Minerals Inc., a company engaged in the mineral exploration of two copper deposits, from 1995 to the present. Mr. Sampson received his professional education at the Royal School of Mines, Imperial College, University of London from 1962 through 1966. Mr. Sampson has been a member of the Professional Engineers of British Columbia since 1976, the Institution of Mining and Metallurgy since 1974, the Canadian Institute of Mining and Metallurgy since 1967 and the Geological Association of Canada since 1967.

     Rhonda G. Windsor, 52, is a Director of the Company and has been since early February, 2003 when she was appointed to fill the vacancy created by the prior resignation of Marshall Bertram. Rhonda was the President of Sunburst Marketing Capital Inc., a Canadian public company trading on the over counter market in Toronto from 1992 through 1996. Sunburst marketed a number of consumer based products. Ms. Windsor was responsible for developing the marketing and sales strategies for the company. Since 1998, Ms. Windsor has provided, through her company The ALPS Group, Inc., consultant services to a number of public companies with respect to public/ investor relations and marketing. Ms. Windsor is a published author and television/radio personality who has three books to her credit.

     David Howard, 60, will be appointed both a Director and the President of the Company. Mr. Howard has 30 years of machining and cutting tool experience which began with the Ford Motor Company and continued with the Carboloy Division of General Electric, working within and developing relationships with the automotive, off-the-road construction, farm implement, oil patch and defense markets. Five years ago, Mr. Howard formed Howard & Associates, a cutting tool consultant business within the automotive industry. In January 2001, Mr. Howard was introduced to the AmeriChip laser process and is an original shareholder in Americhip Ventures, Inc., which is licensed by Americhip, Inc. to use its patented Laser Assisted Chip Control process. Both Americhip Ventures, Inc. and Americhip are private, development stage companies whose businesses have produced no revenues to date.

     Marc Walther, 46, will be appointed both a Director and the Chief Financial Officer of the Company. Mr. Walther is owner and President of Canadian Grinding Wheel Company and the Wright Abrasive Company located in Hamilton Ontario. The recent consolidation of these two plants in November 2001 made them the largest grinding wheel manufacturer in Canada. Mr. Walther also owns National Abrasive Systems Company (NASCO) which manufactures and distributes various abrasive products in the Detriot and Grand Rapids, Michigan area. Among his many accomplishments, Mr. Walther was voted the President of The Abrasive Engineering Society in 1992. In 2001, Mr. Walther was also introduced to the AmeriChip laser process and is an original shareholder in Americhip Ventures, Inc., which is licensed by Americhip, Inc. to use its patented Laser Assisted Chip Control process. Both Americhip Ventures, Inc. and Americhip are private, development stage companies whose businesses have produced no revenues to date.

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

     Edward Rutkowski, 37, will be appointed both a Director and Vice President of the Company. Mr. Rutkowski began his career in the metal working industry after his Honorable Discharge from the U.S. Navy in 1984. Since 1993, Mr. Rutkowski has been employed in various capacities involving product engineering, technical support, distribution and marketing of products within the automotive industry. He has received recognition from parts manufacturers for his ability to reduce costs in the manner they produce and machine parts. In 1993, Mr. Rutkowski developed and was issued the patent for the AmeriChip laser chip control process which is currently held by Americhip. In 2001, Mr. Rutkowski formed Americhip, Inc. and is an original shareholder in Americhip Ventures, Inc., which is licensed by Americhip, Inc. to use its patented Laser Assisted Chip Control process. Both Americhip Ventures, Inc. and Americhip are private, development stage companies whose businesses have produced no revenues to date

Certain Relationships and Related Transactions.

     The nominees for director have a material interest in the transactions contemplated by the Reorganization Agreement, as described above under the caption "Change in Control." The nominees for directors, David Howard, Marc Walther and Edward Rutkowski, will each receive 20,000,000 shares of the Company's Common Stock in the Reorganization. Additionally, as described above under the caption "Change in Control," these individuals will become directors of the Company upon consummation of the transactions contemplated by the Reorganization Agreement.

     After consummation of the Reorganization Agreement, the Company's wholly-owned subsidiary, Americhip Ventures, Inc., will be authorized to use the patented Laser Assisted Chip Control process pursuant to the terms of a License Agreement. Under the License Agreement, a $1 million payment is due and payable each of Messrs. Howard, Walther and Rutkowski, payable in monthly payments or $10,000 with interest at the greater of 5% or the prime rate plus 1% on the first business day following each July 1 and January 1 with the first payment commencing on September 1, 2003 No remedies are available in the event of a default in payment until after a period of 180 days should exist from the due date. Accordingly, the nominees for Director and principal shareholders, Davidt Howard, Marc Walther and Edward Rutkowski have a material, financial interest in the ongoing business and financial activities of the Company and its wholly-owned subsidiary, Americhip Ventures, Inc.

     Except as described above, there are no other transactions between the Company and any directors, nominees for director, executive officers of the Company, any security holder who is known to own or record or beneficially more than five percent of the Company's voting securities, or any member of the immediate family of any of the foregoing persons, in which the amount of the transaction exceeds $60,000.

Directors Compensation.

     The Company's directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

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Board of Directors Information

     During the last full fiscal year ended November 30, 2002, the Company's Board of Directors and all of its members met or acted by unanimous written consent a total of two (2) times. No director resigned on declined to stand for re-election due to a disagreement with the Company

     The Company does not have any standing audit, nominating or compensation committee of the Board of Directors.

        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16 of the Exchange Act, the Company's directors and executive officers and beneficial owners of more than 10% of the Company Stock are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock. Based solely on a review of such reports provided to the Company and written representations from such persons regarding the necessity to file such reports, the Company is not aware of any failures to file reports or report transactions in a timely manner during the Company's fiscal year ended November 30, 2002.

                          EXECUTIVE COMPENSATION REVIEW

     The following table sets forth certain information as to the Company's highest paid executive officers and directors for the Company's fiscal year ended November 30, 2002. No other compensation was paid to any such officer or directors other than the cash and stock option compensation set forth below.

----------------------------------------------------------------------------------------------------------------------
                                             ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                        -------------------------------  ---------------------------------------------
                                                                                AWARDS          PAYOUTS
                                                                         -------------------    -------
                                                                         Restricted  Options/    LTIP
                                        Salary             Other Annual    Stock      SARs *    payouts     All Other
Name             Title           Year    ($)      Bonus    Compensation   Awarded      (#)        ($)     Compensation
----------------------------------------------------------------------------------------------------------------------
John Taylor(1)   President,      2002   12,000      0          $0            0           0         0           0
                 CEO, &          2001   12,000      0          $0            0           0         0           0
                 Director        2000     $0       N/A         N/A          N/A         N/A       N/A         N/A
----------------------------------------------------------------------------------------------------------------------

Notes:

(1) Compensation attributable to Mr. Taylor is paid pursuant to a management agreement between the Company and Mr. Taylor. See below under "Management Agreement".

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Management Arrangements.

     An Executive Consulting Agreement exists between the Company and Mr. John Taylor. Under the Agreement, Mr. Taylor has supervisory responsibilities for all business, financial and managerial affairs of the Company and shall perform such other duties as reasonably assigned by the board of directors. His fee is $1,000 per month which the Company has accrued and not paid since inception. The fee increases to $5,000 per month in the event it becomes necessary for Mr. Taylor to devote 50% or more of his business time to fulfil his obligations under the Agreement. The initial term of the Agreement expired on November 30, 2002, but was renewed and now extends to November 30, 2004. However, the Agreement will be terminated upon the consummation of the Reorganization thereby terminating any further fees due and payable to Mr. Taylor.

     The Company has no other employment contracts with any of its executive officers, and has no compensatory plan or arrangement with any executive officer which is activated upon resignation, termination or retirement of an executive officer upon a change in control of the Company.

Stock Option Grants

     The Company did not grant any stock options to the executive officers during the most recent fiscal year ended November 30, 2002 and no executive officers held unexercised options as ot that date. The Company has also not granted any stock options to the executive officers since November 30, 2002.


                             ADDITIONAL INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. The Company's filings can also be reviewed by accessing the Commission's website at http.//www.sec.gov.

     Management of the Company and AVI and their respective officers and directors are available to answer questions concerning the terms and conditions of the Reorganization and to obtain additional information, to the extent that the Company or AVI possesses such information or can acquire it without unreasonable effort or expense. Questions concerning this Information Statement or written requests for additional information to verify or supplement the information contained in this Information Statement should be directed to the Company.

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Dated: March 12, 2003                        By Order of the Board of Directors



                                             By /s/ John Taylor
                                             -----------------------------------
                                             John Taylor, President











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